McGuireWoods LLP One James Center 901 East Cary Street Richmond, VA 23219-4030 Phone: 804.775.1000 Fax: 804.775.1061 www.mcguirewoods.com	Exhibit 5.1

November 25, 2014

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as special counsel to Dominion Resources, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-179213) (the “Registration Statement”), which was filed by the Company and Dominion Resources Capital Trust IV (the “Trust”) with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities of the Company and the Trust, including Senior Debt Securities of the Company, (ii) the issuance by the Company of up to $700,000,000 aggregate principal amount of the Company’s 2014 Series B 2.50% Senior Notes due 2019 (the “Series B Notes”), (iii) the issuance by the Company of up to $500,000,000 aggregate principal amount of the Company’s 2014 Series C 3.625% Senior Notes due 2024 (the “Series C Notes”), and (iv) the issuance by the Company of up to $450,000,000 aggregate principal amount of the Company’s 2014 Series D 4.70% Senior Notes due 2044 (the “Series D Notes” and collectively with the Series B Notes and the Series C Notes, the “Notes”), as described in the Company’s Prospectus, dated January 27, 2012 (the “Prospectus”) and Prospectus Supplement, dated November 17, 2014 (the “Prospectus Supplement”). The Registration Statement became effective on January 27, 2012. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

The Notes, which are Senior Debt Securities for purposes of the Registration Statement, are being issued under an indenture dated as of June 1, 2000 (the “Original Indenture”), between the Company and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (in such capacity, the “Original Trustee”), as supplemented and amended by the Thirty-Eighth Supplemental and Amending Indenture dated as of November 1, 2008 (the “Thirty-Eighth Supplemental and Amending Indenture”), by and among the Company, the Original Trustee and Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “Series Trustee”), and as further supplemented by a Forty-Ninth Supplemental Indenture dated as of November 1, 2014 (the “Forty-Ninth Supplemental Indenture”), by and between the Company and the Series Trustee pertaining to the Series B Notes, by a Fiftieth Supplemental Indenture dated as of November 1, 2014 (the “Fiftieth Supplemental Indenture”), by and between the Company and the Series Trustee pertaining to the Series C Notes, and by a Fifty-First Supplemental Indenture dated as of November 1, 2014 (the “Fifty-First Supplemental Indenture”) by and between the Company and the Series Trustee pertaining to the Series D Notes, and are being offered to the public in accordance with an Underwriting Agreement, dated November 17, 2014 (the “Underwriting Agreement”), among the Company and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Prospectus Supplement;

(d)	the Original Indenture;

(e)	the Thirty-Eighth Supplemental and Amending Indenture;

(f)	the Forty-Ninth Supplemental Indenture;

(g)	the Fiftieth Supplemental Indenture;

(h)	the Fifty-First Supplemental Indenture;

(i)	the global security (No. R-1) dated the date hereof registered in the name of Cede & Co. evidencing $500 million principal amount of Series B Notes;

(j)	the global security (No. R-2) dated the date hereof registered in the name of Cede & Co. evidencing $200 million principal amount of Series B Notes

(k)	the global security (No. R-1) dated hereof registered in the name of Cede & Co. evidencing $500 million principal amount of Series C Notes;

(l)	the global security (No. R-1) dated hereof registered in the name of Cede & Co. evidencing $450 million principal amount of Series D Notes; and

(m)	the Underwriting Agreement.

The documents referred to in clauses (d) through (m) above are referred to collectively as the “Subject Documents” (and each, individually, as a “Subject Document”), and the Original Indenture, as amended and supplemented by the Thirty-Eighth Supplemental and Amending Indenture, the Forty-Ninth Supplemental Indenture, the Fiftieth Supplemental Indenture and the Fifty-First Supplemental Indenture, is referred to as the “Indenture”.

In addition we have examined and relied upon the following:

(i) a certificate from the assistant secretary of the Company certifying as to (A) true and correct copies of the articles of incorporation and bylaws of the Company (the “Organizational Documents”), (B) the resolutions of the Board of Directors of the Company effective January 20, 2012 authorizing the filing of the Registration Statement and the resolutions of the Board of Directors of the Company effective September 26, 2014 regarding the amount of securities authorized to be issued under the Registration Statement, (C) the resolutions of authorized officers of the Company effective November 17, 2014 relating to the issuance and sale of the Notes by the Company, and (D) the incumbency and specimen signature(s) of the individual(s) authorized to execute and deliver the Subject Documents on behalf of the Company;

(ii) a certificate dated November 25, 2014 issued by the State Corporation Commission of the Commonwealth of Virginia, attesting to the corporate status and good standing of the Company in the Commonwealth of Virginia (the “Status Certificate”); and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the Commonwealth of Virginia and the State of New York and the relevant laws of the United States.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b) Signatures. The signatures of individuals who have signed the Subject Documents are genuine and (other than those of individuals signing on behalf of the Company) authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Subject Documents are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company as of the date hereof. All individuals who have signed each Subject Document had the legal capacity to execute such Subject Document.

(e) Authorization, Execution and Delivery of Subject Documents. The Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Company.

(f) Subject Documents Binding on Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except no such assumption is made as to the Company.

(g) Noncontravention. Neither the issuance of the Notes by the Company or the execution and delivery of the Subject Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made with respect to the Company as to its Organizational

Documents, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to the Company as to any Applicable Law or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made with respect to the Company as to the Subject Documents.

(h) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Notes or to the execution and delivery of the Subject Documents by the parties thereto or the performance by such parties of their obligations thereunder have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company.

(i) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Notes as contemplated by the Registration Statement, Prospectus and the Prospectus Supplement. There are no oral or written statements or agreements that modify, amend or vary, or purport to amend or vary, any of the terms of the Subject Documents except for, in the case of the terms of the Original Indenture, the Thirty-Eighth Supplemental and Amending Indenture and the Forty-Ninth Supplemental Indenture, the Fiftieth Supplemental Indenture and the Fifty-First Supplemental Indenture.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing corporation under the laws of the Commonwealth of Virginia, and is in good standing under such laws.

2. Power and Authority. The Company has the corporate power and authority to issue the Notes.

3. Validity. When (i) the Notes have been issued and sold as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, (ii) the Company has received the consideration provided for in the Prospectus Supplement and the Underwriting Agreement and (iii) the Notes have been authenticated in accordance with the provisions of the Indenture, the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Matters Excluded from Our Opinions

We express no opinion with respect to the enforceability of any agreement of the Company as may be included in any Subject Document relating to indemnification, contribution or exculpation from costs, expenses or other liabilities or regarding the choice of governing law (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement that the laws of the State of New York shall govern).

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in a Subject Document.

(d) Unenforceability of Certain Provisions. Provisions contained in the Subject Documents which require waivers or amendments to be made only in writing may be unenforceable or ineffective, in whole or in part. The inclusion of such provisions, however, does not render any Subject Document invalid as a whole.

(e) Choice of New York Law and Forum. To the extent that our opinions relate to the enforceability of the choice of New York law or any choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and 5-1402 and N.Y. CPLR 327(b) and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Subject Documents.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Notes. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

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